Exhibit 5.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

April 6, 2011

Intelsat (Luxembourg) S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Ladies and Gentlemen:

We have acted as special United States counsel to Intelsat (Luxembourg) S.A. (the “Company”) and Intelsat S.A. (the “Guarantor”) in connection with the filing of a resale shelf registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”), registering $190,910,000 in aggregate principal amount of 11 1/4% Senior Notes due 2017 of the Company (the “2017 Notes”) and $1,024,660,241 in aggregate principal amount of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 of the Company (the “2017 PIK Notes” and, together with the 2017 Notes, the “Notes”) and the related guarantees of the Notes by the Guarantor (the “Guarantees”) issued pursuant to the Indenture, dated as of June 27, 2008 (as amended or supplemented, the “Indenture”), among the Company, as issuer, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the Guarantor and the Trustee and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantor and other appropriate persons, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; and (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws.

2. The Guarantees constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws; and (iv) that the waiver of defenses by the Guarantor in such guarantees may be limited by principles of public policy in New York.

To the extent that the obligations of the Company and the Guarantor under the Notes, the Guarantees and the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture, the Notes and the Guarantees have been duly authorized, executed and delivered by each of the parties thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Notes and the Guarantees, there had not occurred any change in law affecting the validity, legally binding character or enforceability of the Notes or the Guarantees and that the issuance and delivery of the Notes and the Guarantees, all of the terms of the Notes and the Guarantees and the performance by the Company and the Guarantor of their respective obligations thereunder comply and will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor and did not and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinions are limited to matters involving the law of the State of New York.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP